Loan Agreement between Webdigs, Inc. (the Borrower) and Robert Buntz, Jr. (the Lender)

Robert Buntz, Jr.(the Lender) and Webdigs, Inc. (the Borrower), a Delaware company, located at 3433 Broadway St. NE, Suite 501, Minneapolis, MN 55413, have agreed as follows:

The Loan

Subject to the following conditions as detailed below, the Lender agrees to make available to the Borrower a loan in the amount of $US 300,000. This money will be used as bridge financing for the Borrower until more permanent financing can be arranged to fund the Borrower's plans for growth.

Interest

The loan shall bear a simple interest rate of 12% per annum (1% per calendar month), with interest calculated from the date of receipt of the money in the Borrower's bank account. There will be no compounding of interest.

Repayment

The loan shall be repaid in full in US dollars on or before June 30, 2010.

Conversion

The Borrower will grant to the Lender the right to convert all or part of the unpaid note into Webdigs common stock at a the closing stock price on 9/28/09 of $0.11 per share with a pre-notification of 30 days

- In the event that the Lender elects to convert any portion of the outstanding note, the Borrower will have 30 days to repay principal and accrued interest in order to avoid conversion.

All shares purchased via the conversion option shall be deemed fully paid and non-assessable.

Security

The loan will be unsecured.

Choice of Law

The loan agreement and all related documents will be governed by the laws of the State of Minnesota.

Signed

By Webdigs, Inc. (the Borrower)

[signature] 10/9/09

Edward Wicker, Chief Financial Officer — Date

By Robert Buntz, Jr. (the Lender)

[signature] 10/09/09

Robert Buntz, Jr — Date